REVIEW REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Directors of
Caesars World, Inc.:


   We have reviewed the accompanying condensed consolidated balance sheet of Caesars World, Inc. (a Florida corporation) and subsidiaries as of January 31, 1994, and the related consolidated statements of income for the three-month and six-month periods ended January 31, 1994 and 1993, the consolidated statement of shareholders' equity for the six-month period ended January 31, 1994 and the condensed consolidated statements of cash flows for the six-month periods ended January 31, 1994 and 1993. These financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

   We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Caesars World, Inc. and subsidiaries as of July 31, 1993 (not presented herein), and, in our report dated August 24, 1993, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of July 31, 1993 is fairly stated in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                             ARTHUR ANDERSEN & CO.


Los Angeles, California
February 18, 1994

                                Exhibit 15